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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors and Shareholders of United States Filter Corporation:


We consent to the incorporation by reference on Form 8-K/A dated December 9, 1997 of United States Filter Corporation of our report dated June 6, 1997, relating to the consolidated balance sheets of United States Filter Corporation as of March 31, 1996 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended March 31, 1997, which report appears in the Annual Report Form 10-K of United States Filter Corporation for the fiscal year ended March 31, 1997.

                                        /s/ KPMG PEAT MARWICK LLP
                                        KPMG Peat Marwick LLP

Orange County, California
March 3, 1998